Exhibit 10.29
DECEMBER 2008 AMENDMENT
TO
EMPLOYMENT AGREEMENT
     This 2008 Amendment to Employment Agreement, dated as of the 22nd day of December, 2008 (the “Amendment”) by and between TECUMSEH PRODUCTS COMPANY, a Michigan corporation (the “Company”), and EDWIN L. BUKER (“Executive”).
WITNESSETH:
     WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated August 1, 2007 (the “Employment Agreement”); and
     WHEREAS, the parties desire to amend the Employment to assure compliance with certain requirements of Section 409A of the Internal Revenue Code and Regulations thereunder.
     THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1. Amendment of Employment Agreement. Section 8(e) of the Employment Agreement is deleted in its entirety and replaced with the following:
     (e) Termination Payments — Without Cause. If the Company terminates Executive’s employment without Cause, then Executive shall be entitled to receive: (i) a cash payment in an amount equal to the aggregate of (A) accrued but unpaid Base Salary; (B) unused vacation days; (C) the Target Bonus on a pro rata basis through the Termination Date; (D) one and one-half (1.5) times the Base Salary then in effect; and (E) one (1) times the annual Target Bonus; and (ii) the ability to exercise any then vested Initial Incentive Award and Annual Awards in accordance with their terms for up to 180 days after the Termination Date. In addition, other than a continuation of Company-paid health insurance for up to one (1) year, Executive will not be entitled to receive any other post-termination payments or severance following such resignation. Any cash payments pursuant to Sections 8(e)(i)(A), (B) and (D) due under this Section 8(e) shall be payable in a lump sum within ninety (90) days of the Termination Date, provided that payment occurs no later than March 15 of the year following the year in which the Termination Date falls.
2. Conflicts. In the event there is a conflict between the terms of the Employment Agreement and the terms of this Amendment, the terms of this Amendment shall control.

3. Employment Agreement. The Employment Agreement, as hereby amended, shall continue in full force and effect, to the fullest extent not inconsistent with this Amendment.
4. Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed within such State without regards to the principles of conflicts of law.
5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

TECUMSEH PRODUCTS COMPANY
By:	/s/ Tim Atzinger
Its: VP Global Human Resources

EXECUTIVE
/s/ Edwin L. Buker
Edwin L. Buker